Exhibit 99.2

NEWS RELEASE

CONTACT:	Investor Relations
Irvine Sensors Corporation
714-444-8718
investorrelations@irvine-sensors.com

IRVINE SENSORS RECEIVES EXTENSION TO REGAIN NASDAQ LISTING COMPLIANCE

FOR IMMEDIATE RELEASE

COSTA MESA, CALIFORNIA — June 30, 2009 — Irvine Sensors Corporation (NASDAQ: IRSN) today announced that a Nasdaq Listing Qualifications Panel has granted the Company’s request for continued listing, subject to the Company publicly disclosing on or before October 27, 2009 an income statement (which may be unaudited) that evidences net income from continuing operations of greater than $500,000 for the 2009 fiscal year, or demonstrating compliance with one of Nasdaq’s alternative listing criteria. Irvine Sensors’ 2009 fiscal year will end September 27, 2009. As of March 29, 2009, the mid-point of the 2009 fiscal year, the Company had reported income from continuing operations of nearly $3 million.

Irvine Sensors Corporation (www.irvine-sensors.com), headquartered in Costa Mesa, California, is a vision systems company engaged in the development and sale of miniaturized infrared and electro-optical cameras, image processors and stacked chip assemblies and sale of higher level systems incorporating such products and research and development related to high density electronics, miniaturized sensors, optical interconnection technology, high speed network security, image processing and low-power analog and mixed-signal integrated circuits for diverse systems applications.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: All statements included in this press release, other than statements or characterizations of historical fact, are forward-looking statements. These forward-looking statements are based on the Company’s current expectations, estimates and projections about the Company, management’s beliefs, and certain assumptions made by the Company, and events beyond the Company’s control, all of which are subject to change. Such forward-looking statements include, but are not limited to, statements relating to the Company’s plans and ability to achieve income from continuing operations of greater than $500,000 for its 2009 fiscal year, or to demonstrate compliance with one of Nasdaq’s alternative listing criteria. Forward-looking statements can often be identified by words such as “anticipates,” “expects,” “intends,” “plans,” “predicts,” “believes,” “seeks,” “estimates,” “may,” “will,” “should,” “would,” “could,” “likely,” “potential,” “continue,” “ongoing,” similar expressions, and variations or negatives of these words. These forward-looking statements are not guarantees of future results or the commitments made by the Company herein, and they are subject to risks, uncertainties and assumptions that could cause actual results to differ materially and adversely from those expressed in any forward-looking statement. Important factors that may cause such a difference include, but are not limited to, the Company’s ability to increase its net income from continuing operations; the Company’s ability to raise additional capital required for its operations on a timely basis, or at all; the Company’s ability to close its books for the 2009 fiscal year and disclose its unaudited financial statements on or before October 27, 2009; government budgetary issues, agendas, constraints, funding or approval delays; the ability of the Company to increase its revenues and control costs; and such other factors described in the Company’s filings with the Securities and Exchange Commission. The forward-looking statements in this press release speak only as of the date they are made. The Company undertakes no obligation to revise or update publicly any forward-looking statement for any reason.

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